Exhibit 4.21

AMENDED AND RESTATED COMPANY AGREEMENT

OF

ZAZA ENERGY, LLC

This Amended and Restated Company Agreement (this “Agreement”) of ZaZa Energy, LLC, a limited liability company organized under the laws of the State of Texas (the “Company”), is dated as of January 9, 2014, and is being made by ZaZa Energy Corporation and ZaZa Holdings, Inc. (together, the “Members”).

WITNESSETH

WHEREAS, the Company was formed as a Texas limited liability company on March 4, 2009, and Omega Energy Corp., Lara Energy Inc. and Blackstone Oil & Gas, LLC executed a Company Agreement, dated as of March 4, 2009 (the “Original Agreement”); and

WHEREAS, the Members desire to amend and restate the Original Agreement in its entirety to provide for the conduct of the business and affairs of the Company in accordance with the terms and conditions of this Agreement, as it may be amended from time to time.

NOW, THEREFORE, the Members hereby amend and restate the Original Agreement in its entirety as follows:

SECTION 1

Organization

1.1          Formation and Name.  The name of the Company is “ZaZa Energy, LLC”. The Company was organized as a Texas limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Texas Business Organizations Code (the “TBOC”). Except as otherwise expressly provided in the Certificate or this Agreement, the rights and obligations of the Members with respect to the Company will be governed by the TBOC.

1.2          Registered Office; Registered Agent; Principal Place of Business.  The registered office and registered agent of the Company in the State of Texas will be as specified in the Certificate or as designated by the managers of the Company (the “Managers”) in the manner provided by the TBOC. The principal place of business and office of the Company will be located in such place or places as specified in the Certificate or as may hereafter be determined by the Managers.

SECTION 2

Purpose and Powers of the Company

2.1          Purpose of the Company.  The authorized purpose of the Company is to carry on any lawful business, purpose or activity that a limited liability company may carry on under the TBOC.

2.2          Powers of the Company.  The Company will have the power, in fulfilling the purpose set forth above, to conduct any business or take any action that is lawful and that is not prohibited by the TBOC.

SECTION 3

Term of the Company

3.1          Term.  The term of the Company commenced with the filing of the Certificate with the Secretary of State of the State of Texas in accordance with the TBOC and will be of unlimited duration unless earlier terminated as provided in Section 9.1 below.

SECTION 4

Capital Contributions, Capital Accounts

and Voting Rights

4.1          Capital Contributions.  The Members will have no obligation to contribute capital or make any loan to the Company. However, the Members may, from time to time and at their option, make voluntary additional capital contributions to the Company.

4.2          Capital Accounts.  A capital account will be maintained on the books of the Company for each Member. The capital account of each Member will be (a) credited with the amount of (i) such Member’s capital contributions to the Company, if any, including the fair market value of any property (other than cash) contributed to the Company and (ii) the share of the net income of the Company allocated to such Member’s capital account pursuant to this Agreement and (b) decreased by the amount of (i) all distributions to such Member, including the fair market value of any property (other than cash) distributed to such Member and (ii) the share of the net losses of the Company allocated to such Member’s capital account.

4.3          Percentage Interest.  The percentage interest of the Members in the Company (the “Percentage Interest”) as of the date hereof is set forth on Exhibit A.

4.4          Limited Liability.  The liability of the Members, the Managers and the Officers (as defined below) is limited to the fullest extent allowed under the TBOC. Further, the Members, Managers and Officers will not be liable to the Company or each other for monetary damages resulting from an act or omission in their management of the Company, except as otherwise required by the TBOC.

4.5          Member’s Voting Rights.  Except as expressly provided in this Agreement, the Members will have all of the voting rights provided in the TBOC.

SECTION 5

Profits, Losses and Distributions

5.1          Allocations.  Except as otherwise determined appropriate by the Managers in order to comply with applicable Treasury Regulations promulgated under the Internal Revenue Code, the Members will be allocated the net income and net losses of the Company in accordance with their respective Percentage Interests. Net income or net losses will be allocated to each Member’s capital account as soon as practicable after the close of business of each fiscal year of the Company and at such other times as are considered necessary or appropriate by the Managers.

5.2          Distributions.  As determined by the Managers, the Company may make distributions to the Members. Notwithstanding anything herein to the contrary, no distribution will be made to the Members if such distribution would violate the terms of Section 101.206 of the TBOC. All distributions, except distributions in liquidation of the Company pursuant to Section 9, shall be made to the Members in accordance with their respective Percentage Interests.

5.3          Tax Allocations.  Allocations of items of taxable income, gain, loss and deduction with respect to assets that are carried on the books of the Company (as maintained for purposes of determining capital accounts) at a value different from their respective tax bases shall be allocated between the Members in accordance with the Treasury Regulations promulgated under Internal Revenue Code Section 704(c) so as to take into account such difference. The Company shall account for such difference under any method approved under Internal Revenue Code Section 704(c) and the applicable Regulations as chosen by the Managers.

SECTION 6

Management

6.1          Managers.  In accordance with the Certificate, the management of the Company will be vested in the Managers. The number of Managers will be set at three, unless such number is changed by the Members. No decrease in the number of Managers will have the effect of shortening the tenure of any incumbent Manager, unless such Manager is removed in accordance with Section 6.4. The initial Managers of the Company will be the persons named in the Certificate as the initial Managers.

6.2          Powers of the Manager; Attorneys-in-Fact.  Except for instances in which the vote, consent or approval of the Members is expressly required by the TBOC or this Agreement, the Managers, and each Manager individually, will have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts and activities customary or incident to the management of the Company’s business, properties and affairs. When the Managers act collectively, they must do so by majority vote at a meeting at which a quorum is present. The presence of a majority of the Managers will constitute a quorum. The Managers are specifically authorized to execute, sign, seal and deliver in the name and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the Company.

6.3          Delegation of Authority to Officers and Others

(a)           The Managers may delegate to any person or persons any of the rights, powers and authority vested in them hereunder on such terms and conditions as they may consider appropriate.

(b)           Without limiting the generality of paragraph (a) of this Section 6.3, the Company may have one or more officers (each, an “Officer”) as may be designated from time to time by the Managers. Officers shall have such rights, powers, authority and responsibilities, general or specific, as may be expressly delegated to them pursuant to this Agreement or pursuant to a resolution of the Managers. Officers will be subject to removal with or without cause at any time by the Managers. The offices held by the Officers may include a President, one or more Vice Presidents, a Chief Executive Officer, a Chief Financial Officer, a Chief Compliance Officer and a General Counsel. Any two or more offices may be held by the same person.

6.4          Appointment; Removal.  Managers may be appointed at any time at the discretion of the Members. The Managers may be removed at any time, with or without cause, by the written consent of the Members. Upon the removal of a Manager, the Members will appoint a successor Manager who will succeed to all of the rights and obligations of the removed Manager hereunder.

6.5          Indemnification.  To the fullest extent permitted by the TBOC: (a) the Company shall indemnify each Member, Manager and Officer who was, is, or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (“Proceeding”), any appeal thereof, or any inquiry or investigation preliminary thereto, by reason of the fact that he, she or it is or was a Member, Manager or Officer; (b) the Company shall pay or reimburse a Member, Manager or Officer for expenses incurred by he, she or it (i) in advance of the final disposition of a Proceeding to which such Member, Manager or Officer was, is, or is threatened to be made a party, and (ii) in connection with his, her or its appearance as a witness or other participation in any Proceeding. The Company, by adoption of a resolution of the Managers, may indemnify and advance expenses to an employee, or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member, Manager and Officer under the proceeding sentence. The provisions of this Section 6.5 shall not be exclusive of any other right under any law, provision of the Certificate or this Agreement, any agreement, or otherwise. The Company may purchase and maintain insurance to protect itself and any Member, Manager, Officer, employee, or agent of the Company, whether or not the Company would have the power to indemnify such person under this Section 6.5 or the TBOC.

6.6          Action by Written Consent.  Any action required by the TBOC to be taken at any special or annual meeting of the Managers, or any action which may be taken at any special or annual meeting of the Managers, may be taken without a meeting, without prior notice, and without a vote, if consent or consents in writing, setting forth the action so taken, shall be signed by the Managers having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all the Managers entitled to vote on the action were present and voted. Prompt notice of the taking of any action by the Managers without meeting by less than unanimous written consent will be given to those Managers who did not consent in writing to the action.

SECTION 7

Books and Records; Fiscal Year

7.1          Maintenance of Books and Records.  The Managers will maintain full and accurate books of account and records of the Company at the principal place of business of the Company. The Managers will enter in such books all transactions of or relating to the Company or its business.

7.2          Member’s Access to Information.  The Company will provide to the Members or their duly authorized representatives information relating to the Company in accordance with Section 101.502 of the TBOC.

7.3          Fiscal Year.  The Company’s fiscal year will end on December 31.

SECTION 8

Admission of New Members

8.1          Admission of New or Substitute Members.  No person may become a member of the Company unless and until he, she or it has been approved in writing by the Members and has executed and delivered to the Company a copy of this Agreement. Upon such admission, a new Exhibit A will be prepared by the Managers and circulated to the members.

SECTION 9

Dissolution

9.1          Dissolution.  The Company will be dissolved and its affairs wound up upon the first to occur of the following events:

(a)           the written consent of the Members; and

(b)           the entry of a decree of judicial dissolution under Section 11.301 of the TBOC.

9.2          Liquidation.  Upon the dissolution of the Company, the Company will cease to engage in any further business, except to the extent necessary to perform existing obligations, and the Managers or their successor will wind up its affairs and liquidate or distribute its assets, after satisfying any applicable indebtedness, to the Members in accordance with their relative capital account balances. Except as provided under the TBOC, the Managers or their successor will appoint a liquidator (who may, but need not, be a Manager or his or her successor) who will have sole authority and control over the winding up of the Company’s business and affairs and will diligently pursue the winding up of the Company.

9.3          Filing.  Upon dissolution and completion of the winding up of the Company and distribution of its assets, the Managers or their successor will cause to be executed and filed with the Secretary of State of the State of Texas a Certificate of Termination of the Company and take such other actions as may be necessary to terminate the existence of the Company.

SECTION 10

Miscellaneous Provisions

10.1        Entire Agreement.  This Agreement contains the entire agreement of the Members with respect to the subject matter hereof, supersedes all prior agreements relating to the subject matter hereof and may not be changed, altered or amended except in a written instrument signed by the Members. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Texas without regard to its principles of conflicts of laws. This Agreement will be binding upon and will inure to the benefit of the Members and their successors and assigns.

10.2        Severability.  If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid, the remainder of this Agreement and the application of its provisions to other persons and circumstances will not be affected thereby.

10.3        Captions.  The captions of the respective Sections of this Agreement are inserted for convenience of reference only and will not affect the meaning of the provisions of this Agreement.

10.4        Application of the TBOC.  Any matter not specifically covered by a provision of this Agreement will be governed by the applicable provisions of the TBOC.

IN WITNESS WHEREOF, the Members have executed and delivered this Agreement as of the date first above written.

ZAZA ENERGY CORPORATION

By:	/s/ Scott Gaille
	Name:	Scott Gaille
	Title:	General Counsel, Chief Compliance Officer & Secretary

ZAZA HOLDINGS, INC.

By:	/s/ Scott Gaille
	Name:	Scott Gaille
	Title:	General Counsel, Chief Compliance Officer & Secretary

[AMENDED & RESTATED COMPANY AGREEMENT OF ZAZA ENERGY, LLC]

EXHIBIT A

Member	Percentage Interest

ZaZa Energy Corporation	99%

ZaZa Holdings, Inc.	1%

A-1